Exhibit 99.1
Dendreon Announces Plans to Seek Marketing Authorization for PROVENGE in Europe
- Company to Provide Updates on U.S. Commercialization Progress,
European Strategy for PROVENGE, and IND Filing for DN24-02 -
Conference Call to be Hosted Friday, January 7, 2011 at 9:00 a.m. ET

SEATTLE, Jan. 7, 2011 -- Dendreon Corporation (Nasdaq: DNDN) today announced several updates regarding the U.S. commercialization of PROVENGE® (sipuleucel-T), the European strategy for PROVENGE, and progress on its pipeline. The Company will host a conference call at 9:00 a.m. ET to review additional details.

"Last year was foundational for Dendreon with the successful introduction of PROVENGE as the world's first autologous cellular immunotherapy," said Mitchell H. Gold, MD, president and chief executive officer.  "As we look to 2011 and beyond, we are positioned for significant growth with our increased capacity in the U.S., our European strategy for filing now set, and our progress in advancing our ACI pipeline in bladder cancer.  Most importantly, we are proud to deliver on our commitment to transform the lives of patients with cancer by making PROVENGE more broadly available in the U.S. and abroad."

U.S. Commercialization

•	In 2010, Dendreon achieved revenues from PROVENGE of approximately $48 million.
•
In anticipation of a ten-fold increase in capacity from its facilities in New Jersey, Los Angeles, and Atlanta coming on line this year, Dendreon has increased its sales force to approximately 100 reps to service approximately 450 centers by the end of 2011.

•	In 2011, Dendreon plans to increase marketing and awareness efforts to educate physicians and patients and to maximize the additional capacity.

European Plans

•
Following a number of pre-submission meetings with European Union (E.U.) National Agencies, the company expects that data from the IMPACT study, supported by data from D9901 and D9902A, will be sufficient to seek regulatory approval in the E.U.

•	Dendreon plans to use the clinical data described in its U.S. Biologics License to file its marketing authorization application (MAA) to the European Medicines Agency (EMA) in late 2011/early 2012.
•
To accelerate the regulatory timeline, initially PROVENGE will be manufactured through a Contract Manufacturing Organization (CMO) while Dendreon concurrently builds an immunotherapy manufacturing facility in Europe.

•	The company anticipates a regulatory decision in the first half of 2013.

DN24-02 IND Filing

•	Dendreon filed an Investigational New Drug (IND) application in December 2010 with the U.S. Food and Drug Administration (FDA) for DN24-02 for the treatment of invasive bladder cancer.
•	The randomized Phase 2 study will evaluate the safety and efficacy of DN24-02 in patients with HER2+ invasive transitional cell carcinoma (TCC) of the bladder following cystectomy.
•	The primary endpoint is to evaluate overall survival. Approximately 180 patients will be enrolled at clinical sites throughout the U.S.

Conference Call Information

Dendreon will host a conference call today at 6:00 a.m. PT, 9:00 a.m. ET. To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international). The call will also be audio webcast and will be available from the Company's website at www.dendreon.com under the "Investor/Webcasts and Presentations" section. A phone replay of the call will be available for 3 days by calling 1-800-642-1687 (domestic) or +1-706-645-9291 (international); Passcode: 35063654.

PROVENGE Indication and Safety

PROVENGE® (sipuleucel-T) is an autologous cellular immunotherapy for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer.

PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis procedure. The most common adverse events (incidence greater than or equal to 15%) reported in patients in the PROVENGE group are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in patients in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company's ongoing commitment to patients, Dendreon will conduct a registry of approximately 1,500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full Prescribing Information at www.provenge.com or call Dendreon ON Call at 1-877-336-3736

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon's first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010 for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon's business and prospects, including progress on the commercialization efforts for PROVENGE.  Information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

SOURCE Dendreon Corporation